UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 24, 2009

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed by Stereotaxis, Inc. (the “Company”) in a Current Report on Form 8-K filed December 29, 2008, Sanderling Venture Partners and Alafi Capital (collectively, the “Lenders”) had previously agreed, among other things, that the Company had the option to extend the term of a certain Note and Warrant Purchase Agreement originally executed in February 2008 through the earlier of March 31, 2010 or the date the Company receives at least $20 million of third party, non-bank financing (a “Qualified Financing”). The Lenders are affiliates of Fred A. Middleton and Christopher Alafi, respectively, each of whom is a member of the Company’s Board of Directors. This facility may also be used by the Company to guarantee its loan commitments with Silicon Valley Bank, its primary bank lender, through the same extended term.

On February 24, 2009, the Company exercised the term extension. As a result, the Lenders received additional common stock warrants in consideration of such extension, in a transaction which qualified for exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act. The Company issued five-year warrants to purchase an aggregate of 1,582,280 shares of the Company’s common stock at an exercise price of $3.16 per share to the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 26, 2009	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer